Exhibit 4.1

DHX MEDIA LTD.
PERFORMANCE SHARE UNIT PLAN

ARTICLE 1 - ESTABLISHMENT OF PLAN

1.1	Establishment and Purpose of the Plan

The Plan is hereby established, its purpose being to enhance shareholder value by:

(a)	focusing Participants on, and rewarding Participants for, achieving specific long-term financial goals and performance objectives;

(b)	promoting a greater alignment of interests between the Participants and the shareholders of the Corporation; and

(c)	assisting the Corporation in attracting, retaining and rewarding key executives and employees.

1.2	Administration of the Plan

The Plan shall be administered by the Committee. The Committee shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan, to:

(a)	establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(b)	interpret and construe the Plan and to determine all questions arising out of the Plan and any Award granted pursuant to the Plan, and any such interpretation, construction or determination made by the Committee shall be final, binding and conclusive for all purposes; and

(c)	prescribe the form of the instruments relating to the grant, vesting or Settlement of Awards, if any.

1.3	Authority

The members of the Committee are hereby authorized to sign and execute all instruments and documents and to do all things necessary or desirable for carrying this Plan into effect or to carry out the provisions hereof.

1.4	Interpretation

In this Plan and any instrument supplemental or ancillary hereto, unless the context requires otherwise, the following terms and phrases shall have the following meanings:

(a)	"Adjustment Factor" has the meaning set forth in subparagraph 2.1(a)(ii);

(b)	"Award" means the granting of PSUs or RSUs pursuant to paragraph 3.1;

(c)	"Award Price" means an initial price for the PSUs and RSUs determined by the Committee, provided that for any Award such price shall not be less than the Market Value of the corresponding class of Shares immediately prior to the start of the applicable Term;

(d)	“Board” means the Board of Directors of the Corporation;

(e)	"CEO" means the Chief Executive Officer of the Corporation;

(f)	"Change of Control" means:

(i)	any change in the beneficial ownership or control of the outstanding securities or other interests of the Corporation, by way of completed take-over bid or otherwise, which results in:

(A)	a person or group of persons "acting jointly or in concert" (as defined in the Securities Act (Nova Scotia), as amended from time to time), or

(B)	an "affiliate" or "associate" (each as defined in the Securities Act (Nova Scotia), as amended from time to time) of such person or group of persons,

holding, owning or controlling, directly or indirectly, Shares having voting rights attached representing more than 50% of the voting rights attached to all outstanding Shares in aggregate, or more than 33% of the voting rights attached to all outstanding Shares in aggregate as a result of a transaction or series of transactions that was not approved by the Incumbent Directors;

(ii)	Incumbent Directors no longer constituting a majority of the Board;

(iii)	the sale, lease or transfer of all or substantially all of the directly or indirectly held assets of the Corporation to any other person or persons (other than pursuant to an internal reorganization); or

(iv)	any determination by a majority of the Board that a Change of Control has occurred or is about to occur and any such determination shall be binding and conclusive for all purposes of the Plan.

(g)	"Committee" means the Human Resources and Compensation Committee or any other committee of such persons as are otherwise appointed from time to time by the Board to administer the Plan;

(h)	"Common Voting Shares" means the Common Voting Shares without par value in the capital stock of the Corporation;

(i)	"Corporation" means DHX Media Ltd., a corporation continued under the Canada Business Corporations Act;

(j)	"Determination Time" means, subject to subparagraph 2.1(c), the close of business on the first day of the month preceding the end of every fiscal year of the Corporation during which the Plan is in operation, or if such day is not a business day, the close of business on the first subsequent business day;

(k)	"Disability" means the Participant's physical or mental incapacity that prevents him from substantially fulfilling his duties and responsibilities on behalf of the Employer and in respect of which the Participant commences receiving, or is eligible to receive, disability benefits under the Employer's long-term disability plan.

(l)	"Disability Date" means the date on which the Participant first becomes eligible for long-term disability benefits under the Employer's long-term disability plan;

(m)	"Employers" means the Corporation and any corporation affiliated (as that term is used in the Securities Act (Nova Scotia)) with the Corporation and "Employer" means any one of them;

(n)	"Incumbent Directors" means any member of the Board who was a member of the Board at the effective date of the Plan and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the Board, including a majority of the Incumbent Directors then on the Board, prior to the occurrence of the transaction, transactions, elections or appointments giving rise to a Change of Control;

(o)	"Insider" means those insiders within the meaning of applicable securities law who are "reporting insiders" as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions;

(p)	"Market Value" on a particular date means the volume weighted average trading price of the applicable class of Shares on the Toronto Stock Exchange for the five days immediately preceding the relevant date on which the Toronto Stock Exchange was open for trading;

(q)	"Participants" has the meaning set forth in subparagraph 3.1(a);

(r)	"Performance Levels" means the different ranges of achievement specified by the Committee within the Performance Measures at which different Adjustment Factors will apply;

(s)	"Performance Measures" has the meaning set forth in subparagraph 2.1(a)(i);

(t)	"Plan" means the Performance Share Unit Plan of the Corporation hereby established, as amended from time to time;

(u)	"PSU" means a performance-based notional share unit issued under the Plan entitling the holder to a conditional right to payment where the value of each PSU vested and paid out is linked to the value of a Share;

(v)	“Reorganization” has the meaning set forth in paragraph 5.5.

(w)	"Retirement" means the retirement of the Participant from employment with the Employer in accordance with the policies of the Employer, or any voluntary termination of employment by the Participant that is deemed by the HRCC to be a retirement;

(x)	“Revised Vesting Date” has the meaning set forth in paragraph 5.5.

(y)	"RSU" means a notional share unit issued under the Plan entitling the holder to a conditional right to payment where the value of each RSU vested and paid out is linked to the value of a Share;

(z)	"SBCAs" means a compensation arrangement of the Corporation considered to be a security based compensation arrangement pursuant to section 613(b) of the Toronto Stock Exchange Company Manual, including, without limitation, this Plan, the Corporation’s Stock Option Plan and the Corporation’s Employee Share Purchase Plan;

(aa)	"Settlement Amount" has the meaning set forth in subparagraph 4.2(a);

(bb)	"Settlement Deadline Date" has the meaning set forth in subparagraph 4.2(b);

(cc)	"Share Purchase Trust" means a trust established pursuant to Section 3.5 with an independent, unaffiliated bank or trust company as "Trustee", to hold Shares for delivery from time to time to Participants upon settlement of Vested Awards, that is established and maintained in accordance with applicable law;

(dd)	"Shares" means, collectively, the Common Voting Shares and the Variable Voting Shares, and when used in reference to a PSU or RSU, means (i) a Common Voting Share when used in reference to a PSU or RSU held by a "Canadian" within the meaning of the Broadcasting Act, S.C. 1991, c. 11 and the regulations and directions made pursuant to such act, as amended from time to time, and (ii) a Variable Voting Share when used in reference to a PSU or RSU held by a person who is not a "Canadian" within the meaning of the Broadcasting Act, S.C. 1991, c. 11 and the regulations and directions made pursuant to such act, as amended from time to time;

(ee)	"Stock Exchange" means the Toronto Stock Exchange and such other stock exchange on which either class of the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market;

(ff)	"Stock Exchange Rules" means the applicable rules of any Stock Exchange;

(gg)	"Term" has the meaning set forth in paragraph 3.2;

(hh)	"Time Vesting" means the vesting schedule applicable to any Award the vesting of which is based solely upon the passage of time and is not based upon any Performance Measures;

(ii)	“U.S. Code” means the United States Internal Revenue Code of 1986, as amended from time to time;

(jj)	“U.S. Participant” means a Participant who is a citizen or resident of the United States (including its territories, possessions and all areas subject to the jurisdiction);

(kk)	“U.S. Securities Act” shall mean the United States Securities Act of 1933, as amended.

(ll)	"Variable Voting Shares" means the Variable Voting Shares without par value in the capital stock of the Corporation;

(mm)	"Vesting Date" has the meaning set forth in paragraph 3.2; and

(nn)	“Vested Awards” has the meaning set forth in paragraph 4.1.

1.5	Plan not a Salary Deferral Arrangement

It is intended that the Plan will not constitute a "salary deferral arrangement" with respect to a Participant as such term is defined in subsection 248(1) of the Income Tax Act (Canada) and for Canadian tax purposes, the value of the PSUs and RSUs granted under the Plan, including additional PSUs and RSUs credited for dividend equivalents, will not be included in a Participant's taxable income in Canada until the year in which the Settlement Amount is paid. However, with respect to any U.S. Participant, the Plan will constitute a deferred compensation arrangement for purposes of Section 409A of the U.S. Code and will be subject to the provisions set forth in Article 6.

ARTICLE 2 - GOVERNANCE

2.1	Performance Measures, Performance Levels, Adjustment Factors and Vesting

(a)	In consultation with the CEO, the Committee shall:

(i)	determine the performance measures against which corporate performance will be measured over a Term (the "Performance Measures") and set such Performance Levels for each Performance Measure that it, in its sole discretion, determines appropriate in respect of any Award of PSUs; and

(ii)	set the adjustment factor to be applied in order to determine the number of PSUs that will vest on achievement of each Performance Level (the "Adjustment Factor").

(b)	In setting the Performance Levels and Adjustment Factor applicable in each Term, the Committee shall have the authority to set a minimum Performance Level at or below which the Adjustment Factor will be zero and no PSUs subject to a particular Award will vest for the Term.

(c)	The Committee shall have the authority, as it determines appropriate from time to time, and in its sole discretion:

(i)	to amend or adjust Performance Measures, Performance Levels and Adjustment Factors during the Term of an Award of PSUs, provided that any such amendment or adjustment will be bona fide and will not be made for the sole purpose of ensuring that applicable Performance Measures, Performance Levels and Adjustment Factors are met by a Participant;

(ii)	to establish a different Determination Time with respect to one or more Participants;

(iii)	to grant any Award in whole or in part based solely upon Time Vesting and to determine the vesting schedule of PSUs granted under each such Award.

ARTICLE 3 - awards

3.1	Grant of Awards

(a)	Awards may be granted to employees of the Employers who are either:

(i)	key executives designated by the Committee from time to time as eligible to participate in the Plan, or

(ii)	full-time employees nominated to participate by the CEO and approved by the Committee for participation in the Plan.

(collectively, such designated persons, the "Participants"),

(b)	Unless otherwise determined by the Committee, the Committee shall make annual Awards to Participants in respect of services rendered or to be rendered by the Participant in that particular fiscal year or future years.

(c)	For each Award, the Committee shall determine the number of PSUs or RSUs to be granted to each Participant and, except as provided in subparagraph 2.1(c)(ii), such determination will be based on the Participant's base salary as of July 1 of each year, annual bonus, management level, and any additional criteria or considerations that the Committee deems appropriate or advisable and shall be expressed as percentage of base salary and dollar figure and converted into a target number of PSUs by dividing the cash amount by the Award Price.

(d)	All Awards made to a Participant shall be made on or before November 30 of the first fiscal year of the applicable Term, unless otherwise approved by the Committee.

3.2	Term of Awards

Each Award shall have a fixed term of not more than three fiscal years (the "Term"), commencing on the first day of the first fiscal year of such Term and ending on the final day of the final fiscal year of such Term (the "Vesting Date").

3.3	Dividends

Additional RSUs or PSUs, as applicable, will be allocated to Participants based on the notional equivalent dividend that would have been paid on the number of Shares equal to the number of RSUs or PSUs held. The number of additional RSUs or PSUs will be determined by dividing the dollar value of such notional dividend by the Market Value on the corresponding dividend payment date. Any PSUs issued in respect of dividends will be subject to the same vesting conditions as the PSUs in respect of which the same are issued. Fractional RSUs and PSUs are permitted in respect of such dividend equivalents.

3.4	Unfunded Plan

Unless specifically provided for herein or determined by the Committee, the Corporation will not contribute any amounts to a third party or otherwise set aside any amounts to fund the amounts payable under the Plan.

3.5	Establishment of Share Purchase Trust

From time to time, the Corporation may establish and maintain one or more Share Purchase Trusts, on such terms and conditions as the Committee and/or Board shall determine, and may contribute cash for the purchase of Shares thereto, on its own behalf and/or on behalf of such Employers as the Corporation may determine.

Shares delivered to Participants in connection with the settlement of Awards from a Share Purchase Trust shall be purchased through the facilities of any Stock Exchange by the Trustee acting through a broker designated by the Trustee in accordance with Stock Exchange Rules and who is a member of the Stock Exchange through which the purchase is made. Subject to the foregoing part of this Section 3.5 any such designation of a broker may be changed from time to time.

3.6	Issuance Limit

Subject to adjustment as provided in this Plan, the maximum number of Shares that may be issued to Participants under the SBCAs shall not exceed 8.5% of the outstanding Shares, to be allocated among the SBCAs as determined by the Committee from time to time.

3.7	Insider Participation Limit

The number of Shares issuable to Insiders, at any time, under all of the Corporation's SCBAs, cannot exceed 10% of the total number of issued and outstanding Shares. The number of Shares issued to Insiders, within any 12-month period, under all of the Corporation's SCBAs, cannot exceed 10% of the total number of issued and outstanding Shares.

ARTICLE 4 - vesting and Settlement

4.1	Vesting of Awards

(a)	All RSUs shall be fully vested upon award or subject to Time Vesting only.

(b)	The number of PSUs or RSUs that vest on the Vesting Date under an Award shall be dependent upon Time Vesting and the achievement of the Performance Measures, if any, applicable to such Award.

(c)	The Committee shall review the Corporation's actual performance against the Performance Measures and shall determine the Performance Level achieved.

(d)	The number of PSUs and RSUs which vest for each Participant, including any PSUs or RSUs issued in lieu of dividends in respect of PSUs or RSUs held by the Participant as provided in Section 3.3, shall be determined by Time Vesting where applicable and, in respect of the balance of PSUs comprising any Award by multiplying the remaining number of PSUs granted under the Award by the Adjustment Factor applicable to the Performance Level achieved (the "Vested Awards").

4.2	Settlement of Awards

(a)	On the Vesting Date, each Participant shall be entitled to receive from the Corporation (the "Settlement Amount"):

(i)	cash in the currency of Canada in an amount equal to the number of Vested Awards held by the Participant multiplied by the Market Value on the Vesting Date, less applicable withholding taxes as required by applicable legislation; or

(ii)	Shares, obtained on the public markets or issued from treasury, where the number of Shares transferred to the Participant shall be equal to the number of Vested Awards on the Vesting Date, less a number of Shares having an aggregate Market Value as of the Vesting Date equal to the amount of any applicable withholding taxes as required by applicable legislation.

The form of settlement as provided above shall be at the sole discretion of the Corporation at the time of payment, and may be different for different Awards even if settled on the same date, provided that settlement for any fractional RSUs or PSUs shall be in cash.

(b)	Unless otherwise provided in this Plan, the Settlement Amount shall be delivered to each Participant within 90 days of the Vesting Date and after the approval of the Committee, but, in any event, not later than December 31st of the year in which the Vesting Date occurs (the "Settlement Deadline Date").

(c)	For greater certainty, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no additional PSUs will be granted to a Participant to compensate the Participant for any downward fluctuations in the price of a Share nor will any other form of benefit be conferred upon, or in respect of, a Participant for such a purpose.

ARTICLE 5 - TERMINATION AND EXPIRY

5.1	Termination of Employment and Death

To the extent that a Participant may otherwise be entitled to PSUs granted, but not vested under an Award, the following provisions shall apply to each Award except as may otherwise be determined by the Committee from time to time:

(a)	For the purposes of this Section 5.1,

(i)	The "number of days worked in the remainder of the Term" includes any day where the Participant is on an authorized leave of absence from the Corporation, and for greater certainty includes, but is not limited to, vacation days, sick days, short-term disability leave and statutory leaves of absence, but does not include days on which the Participant is eligible for long-term disability benefits under the Employer's long-term disability plan; and

(ii)	a PSU will be "crystallized" to the extent that it has met annual Performance Levels for any completed fiscal years of the Corporation within the Term to the extent that it is eligible to be vested based on annual Performance Levels for that fiscal year only in accordance with the performance schedule attaching to the Award.

(b)	Termination Without Cause: If, before the Vesting Date, the employment of a Participant shall be terminated by the Employer without cause, subject to the terms hereof, such Participant shall be entitled to a settlement in full satisfaction of the Participant's unvested Award, to be paid out as soon as possible after the date of the termination of the Participant's employment or, at the sole discretion of the Committee, another date after the date of the termination of the Participant's employment that is not later than the Settlement Deadline Date. The settlement will be determined in accordance with Section 4.2, provided that the Vesting Date for this purpose shall be deemed to be the date of termination for the number of RSUs then held and the number of PSUs deemed vested as follows

(i)	with respect to that portion of any Award eligible to be vested for fiscal years completed on or prior to the date of termination, vesting the number of PSUs that have crystallized;

(ii)	with respect to that portion of any Award not covered by (i), applying an at-target Adjustment Factor to any PSUs that are remaining in the Term and vesting a pro-rated number of PSUs based on the number of days worked in the remainder of the Term.

(c)	Voluntary Resignation and Termination for Cause: If, before the Vesting Date, the employment of a Participant by the Employer shall be terminated (i) by the voluntary resignation of the Participant (other than Retirement), or (ii) by the Employer for cause, such Award shall expire and terminate simultaneously with the act or event which causes the termination and such Participant shall not be entitled to any Payment Amount, or other compensation for the termination of such unvested Award.

(d)	Retirement: If, before the Vesting Date, the employment of the Participant by the Employer shall terminate by reason of the Retirement of the Participant:

(i)	Where the Participant has less than 10 years of service with the Employer prior to the date of Retirement, such Award shall continue with vesting to be adjusted as follows:

(A)	with respect to that portion of any Award eligible to be vested for fiscal years completed on or prior to the date of termination, vesting the number of PSUs that have crystallized;

(B)	with respect to that portion of any Award not covered by (A), applying an Adjustment Factor to any PSUs that are remaining in the Term based on performance achieved during the Term and vesting a pro-rated number of PSUs based on the number of days worked in the remainder of the Term.

(ii)	Where the Participant has 10 years of service or more with the Employer prior to the date of Retirement, PSUs shall continue to vest in accordance with Article 4.1, and shall be paid out in accordance with Article 4.2.

(iii)	If the Participant accepts employment with a competitor of the Employer at any time prior to the settlement of the PSUs or RSUs, as applicable, the termination of the Participant's employment with the Employer will be deemed not to be a Retirement, and such Awards will be governed by the terms of Section 5.1(c) rather than this Section 5.1(d). For greater certainty, a "competitor" includes any company in the business of producing, distributing, broadcasting, merchandising and licensing, and/or otherwise exploiting film, television, or other audiovisual works or intellectual property related thereto as reasonably determined by the Corporation.

(iv)	Notwithstanding (i), (ii) and (iii) above, where the Participant retires before July 1st of the fiscal year in which a PSU Award is granted, such Award expires and terminates immediately upon Retirement.

(e)	Disability: If, before the Vesting Date, the Participant develops a Disability, such Award shall continue with vesting to be adjusted as follows:

(i)	With respect to that portion of any Award eligible to be vested for fiscal years completed on or prior to the Disability Date, vesting the number of PSUs that have crystallized prior to that date;

(ii)	with respect to that portion of any Award not covered by (i), applying an Adjustment Factor to any PSUs that are remaining in the Term based on performance achieved during the Term and vesting a pro-rated number of PSUs based on the number of days worked in the remainder of the Term.

(f)	Death: If, before the Vesting Date, the employment of a Participant by the Employer shall be terminated by reason of the death of the Participant or for any other reason whatsoever other than in circumstances addressed in (b), (c), (d) and (e) above, subject to the terms hereof, such Participant or, if the Participant is deceased, the legal personal representative(s) of the estate of the Participant, shall be entitled to a settlement in full satisfaction of the Participant's unvested Award, to be paid out as soon as possible after the date of termination or, at the sole discretion of the Committee, another date that is not later than the Settlement Deadline Date. The settlement will be determined in accordance with Section 4.2, provided that the Vesting Date for this purpose shall be deemed to be the date of termination for the number of RSUs then held and the number of PSUs deemed vested as follows:

(i)	with respect to that portion of any Award eligible to be vested for fiscal years completed on or prior to the date of termination, vesting the number of PSUs that have crystallized;

(ii)	with respect to that portion of any Award not covered by (i), applying an at-target Adjustment Factor to any PSUs that are remaining in the Term and vesting a pro-rated number of PSUs based on the number of days worked in the remainder of the Term.

5.2	U.S. Participants

The time of payment in connection with any event listed in paragraph 5.1 in respect of a U.S. Participant shall be governed by Article 6.

5.3	No Future Grants

Upon the occurrence of any of the events listed in paragraph 5.1 in respect of a Participant, such Participant shall not be entitled to receive any further Awards under the Plan. For greater certainty, Participants shall not be entitled to any Awards during any period of working notice or with respect to any period for which payment in lieu of notice is provided.

5.4	Change of Control

If upon a Change of Control, (a) there is no longer a public market for the Shares to determine Market Value, or (b) in the opinion of the Committee, Performance Measures are no longer appropriate or practically measurable, then the Committee will determine and fix the Settlement Amount as it deems appropriate. In addition, and subject to Article 6, the Committee will determine the timing of payment of the Settlement Amount and whether there are any ongoing employment or other terms and conditions that would apply up to the regular Vesting Date.

5.5	Reorganization

In the event of any take-over bid, merger, consolidation, amalgamation, arrangement, recapitalization, liquidation, dissolution, business combination or similar transaction that is not a Change of Control in which the Corporation is not the surviving or continuing corporation (a "Reorganization"), all unvested PSUs and RSUs granted hereunder shall be assumed by the surviving or continuing corporation, provided that the Committee may make appropriate adjustment in the manner in which vesting of or payment on such PSUs and RSUs will occur prior to such assumption, as long as no such adjustment would increase or decrease the amount of any payment to which a Participant would be entitled had the adjustment not been made. Subject to Article 6, if, in the event of any such Reorganization, provision for such assumption satisfactory to the Committee is not made by the surviving or continuing corporation, all unvested PSUs and RSUs held by a Participant as at the date of the Reorganization shall vest, based on applicable performance measures achieved from the start of the Term to a new vesting date determined by the Committee (the "Revised Vesting Date") and each Participant shall have paid to him, in full satisfaction for any amounts payable pursuant to PSUs and RSUs under the Plan, an amount calculated pursuant to paragraphs 4.1 and 4.2 in respect of all vested PSUs and RSUs held by such Participant, such payment to be made within thirty days after the Revised Vesting Date determined by the Committee but not later than the Settlement Deadline Date.

ARTICLE 6 - Special Rules for U.S. Participants

6.1	General

Notwithstanding any other provision of the Plan, the provisions of this Article 6 shall apply to any RSUs and PSUs granted to a U.S. Participant and shall supersede any inconsistent provision found elsewhere in the Plan with respect to a U.S. Participant.

6.2	Time of Payment

Notwithstanding any provision in the Plan to the contrary, payment in settlement of RSUs and vested PSUs granted to any U.S. Participant (in the amount, if any, as otherwise determined in the Plan) shall only be made at the earliest of the following events:

(a)	during the calendar month immediately following the last day of the Term (which Term shall be established in writing at the time the Award is granted to the U.S. Participant) and which may not be changed, unless such change would not result in a prohibited acceleration or deferral of the payment;

(b)	within ninety (90) days following a Change in Control of the Corporation, provided that such event also constitutes a change in control event described in U.S. Treasury Regulation section 1.409A-3(i)(5). For the avoidance of doubt, a Reorganization shall not affect the time of payment for a U.S. Participant;

(c)	subject to Section 6.3, within ninety (90) days following the U.S. Participant’s “Separation from Service,” as defined in United States Treasury Regulation section 1.409A-1(h) (“Separation from Service”);

(d)	within ninety (90) days following the U.S. Participant becomes “Disabled,” as defined in United States Treasury Regulation section 1.409A-3(i)(4); or

(e)	within ninety (90) days following the U.S. Participant’s death.

The time of payment within the ninety (90) day payment window described in (b)-(e) above shall be within the sole discretion of the Committee. In no event shall the Participant have the right to directly or indirectly designate the taxable year of the payment. Accordingly, to the extent any such payment depends on any action of the Participant, such as execution of a release, if the ninety (90) day payment window begins in one calendar year and ends in another calendar year, the payment shall be made during the second calendar year (but still within ninety days after the payment triggering event).

6.3	Six-Month Delay for Specified Employees

In the case of any U.S. Participant who is a specified employee (as defined in Sec.1.409A-1(i)) as of the date of a Separation from Service that triggers payment under Section 6.1, payments may not be made before the date that is six months after the date of Separation from Service (or, if earlier than the end of the six-month period, the date of death of the specified employee). Payments to which a specified employee would otherwise be entitled during the first six months following the date of Separation from Service are accumulated and paid on the first day of the seventh month following the date of Separation from Service (or, if earlier, the Participant’s death).

6.4	Unfunded Benefits

Amounts payable to U.S. Participants shall be paid from the general assets of the Corporation and are subject to the Corporation’s general creditors. U.S. Particiapnts shall have no interest in a Share Purchase Trust or any benefit placed in a trust under this Plan unless the trust is established as a grantor trust and at all times the assets of such trust remain subject to the claims of the Corporation’s general creditors.

6.5	Adjustments/Amendment/Termination

No adjustment or amendment shall be made to the amounts or timing of payments to any U.S. Participant, under Section 7.1, 7.7 or otherwise, except as otherwise permitted under Section 409A of the U.S. Code. No termination of the Plan may affect the timing of payments hereunder, except as otherwise permitted under Section 409A.

6.6	Section 409A Omnibus Provisions

With respect to any U.S. Participant, this Plan is intended to comply with Section 409A of the U.S. Code and shall be interpreted in a manner consistent with such section and the U.S. Treasury Regulations promulgated thereunder. Notwithstanding the foregoing, or any other provision of the Plan to the contrary, neither the Corporation, the Board, the Committee, nor any officer, director, employee, agent or representative of the foregoing or any affiliates of the Corporation shall be liable to any Participant or his or her estate, heirs or beneficiaries for any taxes relating in any way to any payment under the Plan, including, without limitation, as a result of the application of Section 409A of the U.S. Code to such payments.

6.7	Cut-Back of Excess Parachute Payments

Notwithstanding any provision in the Plan to the contrary, if the U.S. Participant is a “disqualified individual” (as defined in Section 280G(c) of the U.S. Code), and the payment in settlement of any Award hereunder, together with any other payments which the U.S. Participants has the right to receive from the Corporation (or its affiliates and subsidiaries), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the U.S. Code), the payments hereunder shall be reduced. The reduction shall be in an amount so that the present value of the total amount received by the Participant from the Corporation or its affiliates and subsidiaries that would otherwise be “parachute payments” will be one dollar ($1.00) less than three (3) times the employee's base amount (as defined in Section 280G(b) of the U.S. Code) and so that no portion of the amounts received by the Participant shall be subject to the excise tax imposed by Section 4999 of the U.S. Code (excise tax) or non-deductible by the Company under Section 280G of the U.S. Code.

ARTICLE 7 - GENERAL

7.1	Certain Adjustments

Appropriate adjustments to the unvested PSUs and RSUs notionally granted under outstanding Awards shall be made, if required, to give effect to adjustments in the number of Shares of the applicable class resulting from subdivisions, consolidations or re-classifications of the Shares of the applicable class, the payment of stock dividends by the Corporation (other than dividends in the ordinary course) or other relevant changes in the capital stock of the Corporation, as the Committee in its sole discretion deems advisable.

7.2	PSU and RSU not a Share

Under no circumstances shall a PSU or a RSU be considered to be a Share or to entitle any Participant to exercise voting rights or any other rights or entitlements associated with a Share.

7.3	Effect of Participation

Nothing contained in this Plan, nor in any Award granted pursuant to this Plan, shall confer upon any Participant any right with respect to employment or continuance of employment by the Corporation or any affiliate of the Corporation, nor interfere in any way with the right of the Corporation or any affiliate to terminate his or her employment at any time. No Participant shall have any claim or right to receive Awards under this Plan and the granting of Awards is at the sole discretion of the Committee.

7.4	Non-resident Participation

The Corporation may limit or restrict participation in this Plan by residents or citizens of jurisdictions other than Canada, if deemed advisable upon consideration of the effect on and applicability to the Corporation, the Employers or the Participants of laws, rules and regulatory provisions of such jurisdictions.

7.5	Taxes

Notwithstanding anything else contained herein, each Participant shall be responsible for the payment of all applicable taxes, including, but not limited to, income taxes payable in connection with the payment of the Settlement Amount, and the Corporation, its employees (other than the Participant to the extent that he is responsible for the payment of such taxes relating to his status as a Participant) and agents shall bear no liability in connection with the payment of such taxes. The Corporation shall have the right to deduct from all payments made to a Participant any taxes required by law to be withheld with respect to such payments.

7.6	Designation of a Beneficiary

A Participant may designate a beneficiary who will be entitled to receive all amounts that may be received under the Plan after the Participant's death. If no valid beneficiary designation is in effect, the legal personal representative of the Participant's estate will be entitled to receive such amounts.

7.7	Amendment and Termination of Plan

From time to time, the Board may amend any of the provisions of the Plan or suspend or terminate the Plan in such manner and to such extent as it deems advisable, provided that any amendment of the provisions of the Plan or any termination of the Plan shall not divest any Participant of Awards granted to him nor, in the event of termination of the Plan, otherwise affect the rights of a Participant holding an Award at the time of such termination without his consent. Further any amendment, suspension or termination with respect to a U.S. Participant shall also be subject to the provisions of Article 6. Any such amendment, suspension or termination may be made without the approval of shareholders, provided that:

(a)	no amendment to the Plan or Award made pursuant to the Plan may be made without the consent of a Participant if it adversely alters or impairs the rights of the Participant in respect of any allocation previously made to such Participant under the Plan, except that Participant consent shall not be required where the amendment is required for purposes of compliance with applicable law;

(b)	no amendment to the Plan may be made without approval of shareholders where such amendment is proscribed by Applicable Law, including without limitation the rules of the Toronto Stock Exchange and The Nasdaq Stock Market, LLC (or other stock exchange or consolidated stock price reporting system on which prices for the Shares are quoted at such time), without approval of shareholders;

(c)	the following types of amendments will not be made to the provisions of the Plan without approval of shareholders:

(i)	Increase of the maximum number of Share issuable under the Plan, either as a fixed number or a fixed percentage of the Corporation’s outstanding capital represented by such Shares;

(ii)	any amendment(s) that would permit non-employee directors of the Corporation to be Participants under the Plan; or

(iii)	any amendment(s) to this paragraph 6.7 of the Plan.

(d)	without limiting the generality of the foregoing, the Committee and/or Board may make the following types of amendments to the provisions of the Plan without approval of shareholders (except to the extent that such amendment would constitute a material amendment to the Plan under the rules of The Nasdaq Stock Market, LLC):

(i)	reduction of the number of Shares issuable under the Plan;

(ii)	increase or decrease the maximum number of Shares any single participant is entitled to receive under the Plan;

(iii)	any amendment pertaining to the vesting provisions of each Award;

(iv)	any amendment to the terms of the Plan relating to the effect of termination, cessation or death of a participant on the right to settlement of Awards;

(v)	amend the settlement process for a vested Award;

(vi)	add and/or amend any form of financial assistance provision to the Plan;

(vii)	amend the eligibility requirement for Participants in the Plan other than as provided in subparagraph 7.7(c)(ii) above;

(viii)	allocate and reallocate among the SBCAs the number of Shares issuable to Participants pursuant to each SBCA;

(ix)	any amendment as may be necessary or desirable to bring the Plan into compliance with Applicable Law;

(x)	any amendment to add covenants of the Corporation for the protection of Participants, provided that the Committee and/or the Board shall be of the good faith opinion that such additions will not be prejudicial to the rights or interest of the Participants;

(xi)	any amendment not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions, which in the good faith opinion of the Committee and/or the Board, having in mind the best interests of the Participants, it may be expedient to make, provided that the Committee and/or the Board shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants; and

(xii)	any such changes or corrections which, in the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Committee and/or the Board shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interest of the Participants.

7.8	Compliance with Applicable Laws and Regulations

(a)	Shares shall not be issued or purchased under this Plan unless the issuance or purchase, as applicable, and delivery of such Shares shall comply with all relevant provisions of applicable securities law, including, without limitation, the U.S. Securities Act, the United States Securities Exchange Act of 1934, as amended, applicable U.S. state securities laws, the rules and regulations promulgated under U.S. federal and state securities laws, and the requirements of any stock exchange or consolidated stock price reporting system on which prices for the Shares are quoted at any given time.

(b)	Unless such securities are registered under the U.S. Securities Act, the certificates representing any Shares issued or purchased in the United States shall, until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act or applicable U.S. state securities laws and regulations, bear a legend restricting transfer without registration under the U.S. Securities Act and applicable state securities laws unless an exemption from registration is available.

7.9	Governing Law

The Plan is established under the laws of the Province of Nova Scotia and the rights of all parties and the construction and effect of each and every provision of the Plan shall be according to the laws of the Province of Nova Scotia.

7.10	Enurement

The Plan shall enure to the benefit of and be binding upon the Corporation, its successors and assigns. The interest hereunder of any Participant shall not be transferable or alienable by the Participant either by assignment, pledge or in any other manner whatsoever and, during his lifetime, shall be vested only in him, but shall enure to the benefit of and be binding upon the legal personal representatives of the Participant.